ROUND WOOD SUPPLY AGREEMENT


     This Agreement is made as of the 28th day of June, 1999 between Prime

Timber Company LLC, a New Hampshire limited liability company ("Prime"), and

Crown Paper Co., a Virginia corporation ("Crown").

                                    Recitals

     A. Crown owns a pulp mill located in Berlin, New Hampshire (the "Berlin Mill").

     B. Prime has acquired cutting rights to the timber on certain timberlands in the States of New Hampshire and Maine which are more particularly described on Exhibit A hereto (the "Timberlands").

     C. The Timberlands have been a material source of roundwood supply for the

Berlin Mill and the parties hereto intend to utilize this Agreement to continue a long-term relationship with respect thereto.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

1.   Quantities of Hardwood Pulpwood to be Supplied.

     (a) During the period commencing on the date hereof and ending on ________(the "Initial Period") and during each Six-Month period thereafter commencing on December 1 or June 1 (the Initial Period and each such six month period being a "Six-Month Period"), until the supply obligations under this Section of this Agreement are terminated in accordance with the provisions of Section 6, Prime shall supply to Crown at the Berlin Mill from any timberland owned by Prime at such time, and Crown shall purchase from Prime, the quantity of Hardwood Pulpwood set forth in Exhibit B. The quantities of Hardwood Pulpwood to be delivered during the Initial Period shall be prorated based upon the actual number of days within the Initial Period in relation to the 365-day year.

     (b) Prime shall deliver such Hardwood Pulpwood so that the total quantity of Hardwood Pulpwood to be purchased by Crown and supplied by Prime in each Six-Month Period shall be delivered substantially in accordance with Exhibit B.


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     (c) The quantity of Hardwood Pulpwood to be supplied hereunder shall be purchased according to the specifications and the scaling rules set forth in Exhibit C hereto in accordance with the usual business practice of the timber industry in the State of New Hampshire.

2.   Prices.

     (a) The price at which Hardwood Pulpwood supplied hereunder is to be purchased by Crown shall be established by the parties hereto for each Six-Month Period during the term of this Agreement Crown shall make payment no later than Friday for Hardwood Pulpwood delivered during the previous week (Monday through Sunday).

     (b) The prices for the Hardwood Pulpwood for each Six-Month Period shall be market price in the vicinity. The parties shall use their best efforts to agree on such market prices for each Six-Month Period at least 15 days prior to the beginning of each such period, but if the parties are unable to do so by such time, then neither party shall have any obligation to supply or purchase Hardwood Pulpwood pursuant to this agreement for such Six-Month Period. Prime shall have available for sale to Crown at the beginning of each such Six-Month Period sufficient quantities of Hardwood Pulpwood to satisfy the volumes provided for in Exhibit B.

     (c) The price for Hardwood Pulpwood supplied hereunder shall be f.o.b. the Berlin Mill or other point of delivery designated by Crown and shall be determined on the basis of green tons of delivered wood.

     (d) In addition to the payment provided for in paragraph 2(a), Crown shall pay to Prime, within 30 days after the end of each Six-Month Period, a performance premium of four percent (4%) of the agreed price of the Products delivered to the Berlin Mill during such Six-Month Period, provided Prime has delivered no less than 95% of the volume specified in Exhibit B for such Product during such period and provided such premium shall be paid on not less than 95% of such volume and on not more than 110% of such volume.

     (e) If Crown shall fail to make a payment for Hardwood Pulpwood delivered by Prime to Crown hereunder when due, and such failure shall continue for fifteen (15) days after Crown receives written notice of such failure, then until such payment has been made (i) such unpaid amount shall bear interest from the original due date of such payment at one percent over the prime rate of Citibank, N.A. (New York City) in effect from time to time and (ii) Prime shall be under no obligation to make further Hardwood Pulpwood deliveries hereunder until such delinquent payment is made.


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3.   Deliveries

     Title to the Hardwood Pulpwood shall pass to Crown at the point of delivery and the risk of loss or damage shall be borne by Prime until delivery.

4.   Force Majeure.

     Prime and Crown shall not be liable to each other or any failure or delay in delivery or acceptance of delivery of Hardwood Pulpwood where such failure or delay is due to circumstances beyond that party's control, including, without limitation, extraordinary weather conditions, fires, labor disputes, acts of God and acts of any governmental body or, as to Crown, in the event Crown, with at least 90 days notice to Prime, substantially curtails operations at the Berlin Mill (collectively referred to herein as a "Force Majeure Event"), nor shall any such failure or delay give either party the right to terminate this Agreement except as provided in Section 6. Each party shall use its best efforts to minimize the duration and consequences of any failure or delay in delivery or acceptance of delivery resulting from a Force Majeure Event and shall give the other party immediate notice of the occurrence of a Force Majeure Event and of the time when the party affected by such Force Majeure Event is no longer affected thereby. Notwithstanding the foregoing, if, as a result of a Force Majeure Event pursuant to which a delay in Prime's performance is excused hereunder, or for any other reason deliveries from Prime are reduced to the extent that Crown cannot maintain its scheduled production level at the Berlin Mill, Crown shall thereafter have the right to obtain the Hardwood Pulpwood, or substitutes therefor (in either case, "Substitute Hardwood Pulpwood"), from sources other than Prime until such time as Prime is again able to commence delivery of Hardwood Pulpwood to Crown hereunder. After Prime gives notice to Crown that it is again able to commence delivery of Hardwood Pulpwood to Crown hereunder, Crown will notify Prime of any commitments for Substitute Hardwood Pulpwood that Crown has entered into and Crown shall not be required to again accept delivery from Prime until it has accepted delivery of all Substitute Hardwood Pulpwood contracted by Crown, provided that no such contract shall be entered into for a term longer than three months without the consent of Prime, which consent shall not be unreasonably withheld, and Crown's obligation to take Hardwood Pulpwood hereunder (and Prime's obligation to deliver such) shall be reduced, at Crown's election, by the quantity of all such Substitute Hardwood Pulpwood. Notwithstanding the foregoing, if as a result of a Force Majeure Event Crown cannot accept the quantity of Hardwood Pulpwood determined hereunder, Crown shall promptly notify Prime of the same, and Prime shall thereafter have the right to contract for the sale of any such Hardwood Pulpwood Crown is unable to accept. After Crown gives notice to Prime that it is again able to accept delivery of Hardwood Pulpwood to Crown hereunder, Prime will notify Crown of any commitments for the sale of Hardwood Pulpwood that Prime has entered into and


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     Prime shall not be required to again deliver Hardwood Pulpwood to Crown until such contract shall be entered into for a term longer than three months without the consent of Crown, which consent shall not be unreasonably withheld, and Prime's obligation to deliver Hardwood Pulpwood hereunder (and Crown's obligation to accept such Hardwood Pulpwood) shall be reduced, at Prime's election, by the quantity of all such Hardwood Pulpwood.

5.   Confidentiality.

     (a) It is recognized that both parties may disclose to each other certain information regarding the subject of this Agreement which they consider to be private and confidential, the disclosure of which could prove injurious to either party. Therefore, the parties agree to use such information solely for the use, sale and pricing of Hardwood Pulpwood, and to use their best efforts to prevent the disclosure of such information (other than information which is a matter of public knowledge or which has been filed as public information with any governmental authority) to third parties without the prior written consent of the affected party, unless such disclosure is required by law.

     (b) Notwithstanding the provisions of paragraph 5(a), either party may make any such disclosure necessary in connection with a legal action to enforce its rights hereunder and, in the event there is a material breach by Prime of its obligations pursuant to Section 7, Crown may disclose to any third party purchaser of Timberlands involved in such breach the terms of Section 7 as they relate to such Timberlands.

6.   Termination of Supply Obligations.

     (a) Although it is the intent of the parties that this Agreement shall result in a long term, mutually beneficial supply relationship, the wood supply obligations pursuant to Section 1 of this Agreement may be terminated by either party, at its option exercisable by written notice to the other party, but only under any one of the following circumstances:

          (i) As of November 1st, 2009 (the "initial Termination Date") or as of any November 1st thereafter which is a multiple of three years after the Initial Termination Date, provided (A) such notice is given not less than three years prior to such termination date, and (B) such notice is accompanied by a certificate of an officer of the party providing such notice to the effect that the notice is being given due to a change in management practices of the terminating party such that, if Prime is the terminating party, the Hardwood Pulpwood is no longer available, and, if


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          Crown is the terminating party, the Hardwood Pulpwood can no longer be utilized at the Berlin Mill; or

          (ii) Through no default by either party, no Hardwood Pulpwood has been delivered pursuant to the terms of this Agreement during the initial twelve year term or any subsequent three year term; or

          (iii) By either party if the other party shall default in the performance of any of its agreements or obligations herein, and such default continues unremedied for a period of sixty (60) days after written notice from the nondefaulting party; or

          (iv) In the event Crown sells the Berlin Mill, then by either party, as to the supply obligations associated as provided in Exhibit B, (A) on 30 days prior written notice if such supply obligations were not assigned to the purchaser of such mill or (B) upon one year's prior written notice effective as of any November 1st following such sale if such supply obligations were assigned to the purchaser of such mill.

     (b) Any such termination of the supply obligations shall not constitute a waiver by either party of its rights to damages or other remedies for any breach of this Agreement by the other party.

7.   Transfer of Cutting Rights.

     (a) Transfer. In the event Prime desires to sell, assign or otherwise transfer all or any part of its cutting rights on the Timberlands, other than exempt Property as described below, transfers shall be made subject to this Agreement and Prime shall submit to Crown for its approval, not to be unreasonably withheld or delayed, a proposal for equitable allocation of Prime's obligations to provide the Hardwood Pulpwood volumes set forth in Exhibit B for each Annual Period of the remaining term of this Agreement to which property transferred shall be subject, with the overall objective of ensuring that such volumes are provided to Crown during the term of this Agreement and taking into consideration the following factors for determining such reduction: (i) species and product mix; (ii) site index (productivity); and (iii) time remaining under this Agreement Easements (including conservation easements), mineral leases and recreational leases shall not be considered a sale or transfer for purposes of this section.

     (b) Exempt Property. Notwithstanding anything to the contrary set forth above, the sale of any part of Prime's cutting rights on the Timberlands shall be exempt from the obligations of this Wood Supply Agreement herein; provided (A) the aggregate of all such exempt property ("Exempt Property") shall not exceed 4,000 acres; and (B) until such 4,000 acre limit has been reached, any parcel containing 500 acres or less the cutting rights on which are sold or otherwise transferred shall be deemed Exempt Property. The transfer of any


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     Exempt Property pursuant to the provisions of this subsection (a) shall relieve the Exempt Property from the obligations under this Agreement, but shall not relieve Prime of its obligations under this Agreement including the obligations to make available to Crown the Hardwood Pulpwood volumes in Exhibit B.

8.   Representations and Covenants.

     (a) Prime hereby covenants and agrees that:

          (i) it shall give Crown no less than 30 days prior notice of any transfer of any of any of the cutting rights on the Timberlands or any other transaction related thereto which would have any effect on Prime's obligations under this Agreement; and

          (ii) it has the right, power and authority to grant the rights hereby purported to be granted Crown.

     (b) Crown represents and warrants that it has the right, power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

9.   Relationship of Parties.

     In all matters relating to this Agreement, both parties shall be acting solely as independent contractors and shall be solely responsible for the acts of their employees; and employees of one party shall not be considered employees of the other party. Neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other party.

10.  SF1.

     Prime agrees to manage the Timberlands in accordance with the Sustainable Forestry Initiative of the American Forest and Paper Association ("SFI). This commitment will last until the first occurrence of either one of the following two scenarios: (1) the SFI program is no longer a viable, ongoing program, or (2) the Wood Supply Agreement between Crown and Prime is no longer in effect.

11.  Compliance with Law.

     Each party agrees to comply with all applicable laws, statutes, ordinances and governmental rules and regulations applicable to the conduct of its business.


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12.  Waiver.

     No waiver shall be deemed to be made by either party of any of its rights hereunder unless the same shall be in writing, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party in any other respect at any other time.

13.  Assignment.

     (a) Either party may assign this Agreement to any corporation which controls, is controlled by or is under common control with such party, formed by consolidation of such party with another corporation or corporations, or into which such party shall be merged, or to which substantially all the property of such party shall be conveyed or transferred as an entirety (the "Successor Corporation"), or to a trustee under any deed of trust mortgaging or pledging all, or substantially all, of such party's plants and real property. Upon any such transfer, all the terms and provisions of this Agreement binding upon, or inuring to the benefit of, the assigning party shall be binding upon, the inure to the benefit of, its successor or assign, whether so expressed or not, provided, however, in any such case the assignee shall assume in writing the obligations of the assigning party and the assigning party shall remain primarily liable hereunder. Except as above provided, this Agreement shall not be assignable or transferable by either party without the consent of the other party.

     (b) In the event Crown sells the Berlin Mill, Crown may assign to any such purchaser its supply rights under this Agreement as provided in Exhibit B, and, in such event, such assignment shall also be deemed a delegation and assumption by such purchaser of all Crown's duties and obligations hereunder related to such supply rights, and upon the assumption in writing by such purchaser of all Crown's duties and obligations hereunder, Crown shall be released from all future obligations hereunder with respect to such supply rights and Prime shall thereafter look only to such assignee for performance under this Agreement with respect to such rights.

14.  Separability.

     If any provision of this Agreement is held to be invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect.

15.  Notices.

     Any notices which may be required or are appropriate hereunder shall be in writing or by electronic means producing a written record (facsimile machine, telex, telecopier or telegraph), personally delivered or mailed by Registered or Certified United States Mail or reputable overnight courier, postage prepaid,


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return receipt requested, effective on personal delivery, one day after mailing if by reputable overnight courier or three days after mailing if by United States mail:

         To Crown at the following address:

                  Mr. A. Bradford Wyman
                  Crown Vantage, Inc.
                  650 Main Street
                  Berlin, NH 03570
                  Telephone: (603) 342-2500
                  Facsimile: (603) 342-2301

         Copy to:

                  Chris McLain, Esq.
                  Crown Vantage
                  300 Lakeside Drive, Room 1451
                  Oakland, CA 94612-3592
                  Telephone: (510) 874-3869
                  Facsimile: (510) 874-3939

         To Prime at the following address:

                  Mr. Thomas I. Colgan
                  Prime Timber Company LLC
                  do Wagner Forest Management, Ltd.
                  P.O. Box 160
                  150 Orford Road
                  Lyme, NH 03768
                  Telephone: (603) 795-2002
                  Facsimile: (603) 795-4631

         Copy to:

                  Karen Huber, Esq.
                  Eaton, Peabody, Bradford & Veague
                  144 Exchange Street, Fleet Center
                  Bangor, ME 04402
                  Telephone: (207) 947-0111

16.  Headings.

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.


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17.  Counterparts.

     This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

18.  Governing Law.

     This Agreement shall be construed and enforced in accordance with the laws of the State of New Hampshire, without regard to the principles of conflict of law thereof.

19.  Nonrecordation.

     Neither this Agreement nor a memorandum of the terms hereof shall be recorded in the land records of any jurisdiction where any of the Timberlands are located except in connection with a lawsuit filed by Crown as a result of a breach by Prime of its obligations.

     IN WITNESS WHEREOF, the parties hereto each of have caused this Agreement to be duly executed as of the date first above written.

WITNESSED BY:                                PRIME T1MBER COMPANY LLC
                                             By: Wagner Forest Management, Ltd.,
                                             Its Manager
/s/ [ILLEGIBLE]
- -------------------------

                                             By: /s/ J.F. Sobetzer
                                                 -------------------------------
                                             Name: J.F. Sobetzer
                                             Its: Vice President
                                             Duly Authorized

WITNESSED BY:                                          CROWN PAPER CO.

/s/ [ILLEGIBLE]                              By: /s/ Michael J. Hunter
- -------------------------                        -------------------------------
                                             Name: Michael J. Hunter
                                             Its: Senior Vice President
                                             Duly Authorized


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STATE OF NEW HAMPSHIRE
COUNTY OF Grafton

     The foregoing instrument was acknowledged before me this 23 day of June, 1999. by J. F. Sobetzer, in his capacity as Vice President of Wagner Forest Management, Ltd., a New Hampshire corporation, the Manager of Prime Timber Company LLC, a New Hampshire limited liability company, on behalf of such limited liability company.

[EXECUTE IN BLACK INK]                  /s/ Donna Brenner
                                        ---------------------------------------
                                        Notary Public
                                        Name: Donna Brenner, Notary Public
                                        My Commission expires: April 29, 2003

                                  (AFFIX SEAL]


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STATE OF CALIFORNIA
COUNTY OF ALEMEDA

     The foregoing instrument was acknowledged before me this 29th day of June, 1999, by Michael J. Hunter, Senior Vice President of Crown Paper Co., a Virginia corporation, on behalf of the corporation.

[EXECUTE IN BLACK INK]                       /s/ Laurel Avi
                                             ----------------------------------
                                             Notary Public
                                             Name: Laurel Avi
                                             My Commission expires: 9/2/2000

                                  [AFFIX SEAL]


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